                                                                       EXHIBIT 2

                                                                  EXECUTION COPY


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                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          SIERRA HEALTH SERVICES, INC.

                            HEALTH ACQUISITION CORP.

                                      AND

                              CII FINANCIAL, INC.

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

                               TABLE OF CONTENTS

                                                                           PAGE
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
                                ARTICLE I
THE MERGER................................................................    1
1.1. Effective Time of the Merger.........................................    1
1.2. Closing..............................................................    1
1.3. Effects of the Merger................................................    1
                               ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
 CORPORATIONS; EXCHANGE OF CERTIFICATES...................................    2
2.1. Effect on Capital Stock..............................................    2
     (a) Capital Stock of Sierra Sub......................................    2
     (b) Cancellation of Sierra-Owned Stock...............................    2
     (c) Exchange Ratio for CII Common Stock..............................    2
     (d) Shares of Dissenting Holders.....................................    3
2.2. Exchange of Certificates.............................................    3
     (a) Exchange Agent...................................................    3
     (b) Exchange Procedures..............................................    3
     (c) Distributions with Respect to Unexchanged Shares.................    4
     (d) Lost, Stolen or Destroyed Certificates...........................    4
     (e) No Further Ownership Rights in CII Common Stock..................    4
     (f) No Fractional Shares.............................................    4
     (g) Termination of Exchange Fund.....................................    4
     (h) No Liability.....................................................    4
                               ARTICLE III
REPRESENTATIONS AND WARRANTIES............................................    5
3.1. Representations and Warranties of CII................................    5
     (a) Organization, Standing and Power.................................    5
     (b) Capital Structure................................................    5
     (c) Authority........................................................    5
     (d) SEC Documents....................................................    6
     (e) Information Supplied.............................................    6
     (f) Compliance with Applicable Laws..................................    7
     (g) Financial Statements of Subsidiaries.............................    8
     (h) Litigation.......................................................    8
     (i) Labor and Employment Matters.....................................    9
     (j) Absence of Certain Changes.......................................    9
     (k) Material Contracts...............................................   10
     (l) Officers and Directors and Employees.............................   11
     (m) Title to and Condition of Properties and Assets..................   12
     (n) Patents, Copyrights, Service Marks and Trademarks................   12
     (o) Employee Benefit Plans...........................................   12
     (p) Transactions with Officers, Directors and Others.................   13
     (q) Insurance Agents.................................................   14
     (r) Policyholders....................................................   14
     (s) Insurance Matters................................................   14
     (t) Taxes............................................................   14
     (u) Opinion of Financial Advisor.....................................   18
     (v) Section 1203 of the CGCL Not Applicable..........................   18
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      (w) Vote Required....................................................   18
      (x) Accounting Matters...............................................   18
      (y) No Change in Capital Structure...................................   18
      (z) Investment Company Act...........................................   18
3.2.  Representations and Warranties of Sierra and Sierra Sub..............   18
      (a) Organization; Standing and Power..................................  18
      (b) Capital Structure.................................................  19
      (c) Authority.........................................................  19
      (d) SEC Documents.....................................................  20
      (e) Information Supplied..............................................  20
      (f) Compliance with Applicable Laws...................................  20
      (g) Litigation........................................................  21
      (h) Absence of Certain Changes or Events..............................  21
      (i) Opinions of Financial Advisors....................................  21
      (j) Accounting Matters................................................  21
      (k) Ownership of CII Common Stock.....................................  21
      (l) Interim Operations of Sierra Sub..................................  21
      (m) No Change in Capital Structure....................................  21
      (n) Investment Company Act............................................  21
      (o) Representations Relating to Tax-Free Reorganization...............  21
                                ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS..................................   22
4.1.  Covenants of CII......................................................  22
      (a) Ordinary Course...................................................  22
      (b) Dividends; Changes in Stock.......................................  22
      (c) Issuance of Securities............................................  22
      (d) Governing Documents...............................................  23
      (e) No Solicitations..................................................  23
      (f) No Acquisitions...................................................  23
      (g) No Dispositions...................................................  23
      (h) Indebtedness......................................................  24
      (i) Other Actions.....................................................  24
      (j) Advice of Changes; SEC Filings....................................  24
      (k) Access to Information.............................................  24
      (l) Affiliates........................................................  24
                                ARTICLE V
ADDITIONAL AGREEMENTS......................................................   24
5.1.  Preparation of S-4 and the Proxy Statement............................  24
5.2.  Letter of CII's Accountants...........................................  25
5.3.  Meetings..............................................................  25
5.4.  Legal Conditions to Merger............................................  25
5.5.  Stock Exchange Listing................................................  25
5.6.  Employee Benefit Plans................................................  25
5.7.  Stock Options.........................................................  25
5.8.  Brokers or Finders....................................................  26
5.9.  Access to Sierra Records..............................................  26
5.10. Employment Agreements................................................   26
5.11. Indemnification; Directors' and Officers' Insurance..................   27
5.12. Additional Agreements; Reasonable Efforts............................   28
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                                       ii
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5.13. Pooling...............................................................   28
5.14. No Actions Inconsistent With Tax-Free Reorganization..................   28
                                ARTICLE VI
CONDITIONS PRECEDENT........................................................   28
6.1.  Conditions to Each Party's Obligation To Effect the Merger............   28
      (a)Approval...........................................................   28
      (b)NYSE Listing.......................................................   28
      (c)Other Approvals....................................................   28
      (d)S-4................................................................   28
      (e)No Injunctions or Restraints.......................................   28
      (f)Tax Returns........................................................   28
      (g)Supplemental Indenture.............................................   29
6.2.  Conditions of Obligations of Sierra and Sierra Sub....................   29
      (a)Representations and Warranties.....................................   29
      (b)Performance of Obligations of CII..................................   29
      (c)Letter from CII Affiliates.........................................   29
      (d)Tax Opinion........................................................   29
      (e)Consents Under Agreements..........................................   29
      (f)No Amendments to Resolutions.......................................   29
6.3.  Conditions of Obligations of CII......................................   29
      (a)Representations and Warranties.....................................   29
      (b)Performance of Obligations of Sierra and Sierra Sub................   30
      (c)Tax Opinion........................................................   30
      (d)Consents Under Agreements..........................................   30
      (e)No Amendments to Resolutions.......................................   30
                               ARTICLE VII
TERMINATION AND AMENDMENT...................................................   30
7.1.  Termination...........................................................   30
7.2.  Effect of Termination.................................................   31
7.3.  Amendment.............................................................   31
7.4.  Extension; Waiver.....................................................   31
7.5.  Fees and Expenses.....................................................   31
                               ARTICLE VIII
GENERAL PROVISIONS..........................................................   32
8.1.  Nonsurvival of Representations, Warranties and Agreements.............   32
8.2.  Notices...............................................................   32
8.3.  Interpretation........................................................   33
8.4.  Counterparts..........................................................   33
8.5.  Entire Agreement; No Third Party Beneficiaries; Rights of Ownership...   33
8.6.  Governing Law.........................................................   33
8.7.  No Remedy in Certain Circumstances....................................   34
8.8.  Publicity.............................................................   34
8.9.  Assignment............................................................   34

  AGREEMENT AND PLAN OF MERGER dated as of June 12, 1995, among Sierra Health Services, Inc., a Nevada corporation ("Sierra"), Health Acquisition Corp., a California corporation and a wholly owned subsidiary of Sierra ("Sierra Sub"), and CII Financial, Inc., a California corporation ("CII").

  WHEREAS the respective Boards of Directors of Sierra, Sierra Sub and CII have approved the merger of CII and Sierra Sub;

  WHEREAS, to effect such transaction, the respective Boards of Directors of Sierra, Sierra Sub and CII, and Sierra acting as the sole shareholder of Sierra Sub, have approved the merger of CII and Sierra Sub (the "Merger"), pursuant to the terms and conditions of this Agreement, whereby each issued and outstanding share of Common Stock, stated value $.50 per share, of CII ("CII Common Stock") not owned directly or through a wholly-owned Subsidiary by Sierra or directly by CII will be converted into the right to receive Common Stock, par value $.005 per share, of Sierra ("Sierra Common Stock"), all as provided herein;

  WHEREAS Sierra, Sierra Sub and CII desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

  WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

  WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests";

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

  1.1. Effective Time of the Merger. Subject to the provisions of this Agreement, the respective officers certificate of each of Sierra Sub and CII required by Section 1103 of the California General Corporation Law (the "CGCL") shall be duly prepared, executed and acknowledged by Sierra Sub or CII, as appropriate, and this Agreement, having been duly executed, with such officers' certificates attached (such documents and any other documents necessary to effect the Merger in accordance with the CGCL shall be referred to as the "Merger Filings") shall be delivered by the Surviving Corporation (as defined in Section 1.3) to the Secretary of State of the State of California for filing. The Merger shall become effective upon the filing of the Merger Filings with the Secretary of State of the State of California (the "Effective Time").

  1.2. Closing. The closing of the Merger (the "Closing") will begin at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the fifth business day after satisfaction of the latest to occur of the conditions set forth in Sections 6.1, 6.2(b) (other than the delivery of the officers' certificates referred to therein), 6.2(e), 6.3(b) (other than the delivery of the officers' certificates referred to therein) and 6.3(e) (provided that the other closing conditions set forth in Article VI have been met or waived as provided in Article VI at or prior to the Closing) (the "Closing Date"), at the offices of Morgan, Lewis & Bockius, 801 South Grand Avenue, Los Angeles, CA 90017-4615 unless another date or place is agreed to in writing by the parties hereto.

  1.3. Effects of the Merger. (a) At the Effective Time, (i) the separate existence of Sierra Sub shall cease and Sierra Sub shall be merged with and into CII (Sierra Sub and CII are sometimes referred to herein as the "Constituent Corporations" and CII is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of CII shall be amended by filing a Certificate of Amendment pursuant to Sections 900 and 907 of the CGCL, substantially in the form attached as Exhibit 1.3(a)(ii), so that
Article IV of such Articles of Incorporation shall read in its entirety as follows: "The corporation is authorized to issue only one class of shares of stock which shall be designated as "Common Stock;" and the total number of shares which this Corporation is authorized to issue is one thousand (1,000)," and, as so amended, the Articles shall be the Articles of Incorporation of the Surviving Corporation and (iii) the By-laws of CII as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

  (b) At and after the Effective Time, in accordance with Section 1107 of the CGCL, the Surviving Corporation shall possess all the rights and property of the Constituent Corporations and be subject to all the debts and liabilities of the Constituent Corporations as if the Surviving Corporation had itself incurred them; all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, provided that such liens upon property of a disappearing corporation shall be limited to the property affected thereby immediately prior to the Effective Time; and any action or proceeding pending by or against any disappearing corporation may be prosecuted to judgment, which shall bind the Surviving Corporation, or the Surviving Corporation may be proceeded against or substituted in its place.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

  2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of CII Common Stock or capital stock of Sierra Sub:

    (a) Capital Stock of Sierra Sub. Each issued and outstanding share of the capital stock of Sierra Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, stated value $.50 per share, of the Surviving Corporation.

    (b) Cancellation of Sierra-Owned Stock. All shares of CII Common Stock that are owned by Sierra, Sierra Sub or any other wholly-owned Subsidiary of Sierra shall be canceled and retired and shall cease to exist and no stock of Sierra or other consideration shall be delivered in exchange therefor. As used in this Agreement, the word "Subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which a party to this Agreement or any other Subsidiary of such a party
  (i) is a general partner (in the case of a partnership), or (ii) holds directly or indirectly at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization.

    (c) Exchange Ratio for CII Common Stock. (i) Subject to Section 2.2(f), each issued and outstanding share of CII Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive .370 (the "Conversion Number") of a fully paid and nonassessable share of Sierra Common Stock, including the corresponding percentage of a right (the "Right") to purchase shares of Series A Junior Participating Preferred Stock of Sierra (the "Sierra Series A Preferred") pursuant to the Rights Agreement dated as of June 14, 1994, between Sierra and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"). Prior to the Distribution Date (as defined in the Rights Agreement) all references in this Agreement to the Sierra Common Stock to be received pursuant to the Merger shall be deemed to include the Rights. All such shares of CII Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Sierra Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

    (ii) With respect to CII's 7 1/2% Convertible Subordinated Debentures Due 2001 (the "CII Debentures") issued pursuant to the Indenture (the "Indenture") dated as of September 15, 1991 between CII and Manufacturers Hanover Trust Company, as Trustee (the "Trustee"), and pursuant to an indenture supplemental thereto to be executed by CII, Sierra and the Trustee as of the Closing Date, at the Effective Time, the CII Debentures will no longer be convertible into CII Common Stock and will be convertible into Sierra Common Stock. The price at which such shares of Sierra Common Stock shall be delivered upon conversion of the CII Debentures shall be the quotient of the "conversion price" (as defined in the Indenture) in effect immediately prior to the Effective Time divided by the Conversion Number, subject to further adjustment as provided in the Indenture.

    (d) Shares of Dissenting Holders. (i) Notwithstanding anything to the contrary contained in this Agreement, any holder of CII Common Stock with respect to which dissenters' rights, if any, are granted by reason of the Merger under the CGCL and who does not vote in favor of the Merger and who otherwise complies with Chapter 13 of the CGCL ("CII Dissenting Shares"), shall not be entitled to receive shares of Sierra Common Stock pursuant to
  Section 2.1(c) hereof, unless such holder fails to perfect, effectively withdraws or loses his right to dissent from the Merger under the CGCL. Such holder shall be entitled to receive only the payment provided for by Chapter 13 of the CGCL. If any such holder so fails to perfect, effectively withdraws or loses his dissenters' rights under the CGCL, his CII Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive shares of Sierra Common Stock pursuant to Section 2.1(c).

    (ii) Any payments relating to CII Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Sierra Sub or any of its other direct or indirect Subsidiaries for such payment.

  2.2. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Sierra shall deposit with Continental Stock Transfer & Trust Company, or another bank or trust company designated by Sierra and reasonably acceptable to CII (the "Exchange Agent"), for the benefit of the holders of shares of CII Common Stock, for exchange in accordance with this Article II, through the Exchange Agent: (i) certificates representing the appropriate number of shares of Sierra Common Stock and (ii) cash to be paid in lieu of fractional shares of Sierra Common Stock (such shares of Sierra Common Stock and such cash are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section
2.1 in exchange for outstanding shares of CII Common Stock.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of CII Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Sierra Common Stock pursuant to Section 2.1 and whose shares are not CII Dissenting Shares: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Sierra and CII may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Sierra Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Sierra and Sierra Sub, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Sierra Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Sierra Common Stock, which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of CII Common Stock which is not registered in the transfer records of CII, a certificate representing the proper number of shares of Sierra Common Stock may be issued to a transferee if the Certificate representing such CII Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Sierra Common Stock and cash in lieu of any fractional shares of Sierra Common Stock as contemplated by this
Section 2.2.


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

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Sierra Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Sierra Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Sierra Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Sierra Common Stock to which such holder is entitled pursuant to Section 2.2(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Sierra Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Sierra Common Stock.

  (d) Lost, Stolen or Destroyed Certificates. In the event that any certificate for CII Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such shares of Sierra Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement provided, however, that Sierra may, in its discretion, require the delivery of a suitable bond or indemnity.

  (e) No Further Ownership Rights in CII Common Stock. All shares of Sierra Common Stock issued upon the surrender for exchange of shares of CII Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c) or 2.2(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of CII Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by CII on such shares of CII Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of CII Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

  (f) No Fractional Shares. No fractions of a share of Sierra Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of CII Common Stock otherwise entitled to a fraction of a share of Sierra Common Stock shall, upon surrender of his certificate or certificates, be entitled to receive an amount of cash (without interest) determined by multiplying the closing price for Sierra Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Transactions on the business day two days prior to the Effective Date by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems which would otherwise be caused by the issuance of fractional shares.

  (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of CII for six months after the Effective Time shall be delivered to Sierra, upon demand, and any shareholders of CII who have not theretofore complied with this Article II shall thereafter look only to Sierra for payment of their claim for Sierra Common Stock, as the case may be, any cash in lieu of fractional shares of Sierra Common Stock and any dividends or distributions with respect to Sierra Common Stock.

  (h) No Liability. Neither Sierra nor CII shall be liable to any holder of shares of CII Common Stock, or Sierra Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

  3.1. Representations and Warranties of CII. CII represents and warrants to Sierra and Sierra Sub as follows:

    (a) Organization, Standing and Power. Each of CII and its Subsidiaries is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business, including in the case of California Indemnity Insurance Company, a California corporation, Commercial Casualty Insurance Company, a California corporation, Financial Assurance Company, Ltd., a Cayman Islands corporation (collectively, the "Insurance Subsidiaries"), their respective insurance businesses, as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except when the failure to be so qualified would not have a material adverse effect on such entity. As used in this Agreement, any reference to any event, change or effect being material with respect to any entity means an event, change or effect having a material effect on the condition (financial or otherwise), properties, assets, liabilities, businesses or operations of such entity.

    (b) Capital Structure. As of the date hereof, the authorized capital stock of CII consists of 100,000,000 shares of CII Common Stock. At the close of business on June 9, 1995: (i) 7,187,721 shares of CII Common Stock were outstanding, 1,480,560 shares of CII Common Stock were reserved for issuance upon the exercise of outstanding stock options or pursuant to CII's other benefit plans (such stock options and such benefit plans, collectively, the "CII Stock Plans"), (ii) 2,597,641 shares of CII Common Stock were reserved for issuance upon conversion of the outstanding $56,800,000 principal amount of CII Debentures, (iii) no shares of CII Common Stock were held by its wholly-owned Subsidiaries, and (iv) except as set forth on Schedule 3.1(b), no warrants, bonds, debentures, notes or other indebtedness or other security having the right to vote (or, except for the CII Debentures, convertible into or exercisable for securities having the right to vote) on any matters on which shareholders may vote ("Voting Debt"), were issued or outstanding. All outstanding shares of CII capital stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, except for this Agreement, the CII Stock Options (as defined in Section 5.7) and the CII Debentures, there are no options, warrants, calls, rights, or agreements to which CII or any Subsidiary of CII is a party or by which it or any such Subsidiary is bound obligating CII or any Subsidiary of CII to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of CII or of any Subsidiary of CII or obligating CII or any Subsidiary of CII to grant, extend or enter into any such option, warrant, call, right or agreement. Assuming compliance by Sierra with Section 5.7 after the Effective Time, there will be no option, warrant, call, right or agreement obligating CII or any Subsidiary of CII to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of CII or any Significant Subsidiary of CII, or obligating CII or any Subsidiary of CII to grant, extend or enter into any such option, warrant, call, right or agreement.

    (c) Authority. CII has all requisite corporate power and authority to enter into this Agreement and subject to approval of this Agreement and the Merger by the shareholders of CII, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CII, subject to such approval of this Agreement by the shareholders of CII. This Agreement has been duly executed and delivered by CII and, subject to such approval of this Agreement by the shareholders of CII, constitutes a valid and binding obligation of CII enforceable against it in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), pursuant to any provision of the Articles of Incorporation or By-laws of CII or any Subsidiary of CII or, except (i) as set forth on Schedule 3.1(c) hereto or (ii) as contemplated by the next sentence hereof, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Designated Plan (as defined in Section 3.1(o)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CII or any Subsidiary of CII or their respective properties or assets which Violation would have a material adverse effect on CII and its Subsidiaries taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to CII or any of its Subsidiaries in connection with the execution and delivery of this Agreement by CII, or the consummation by CII of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on CII and its Subsidiaries taken as a whole, except for (i) the filing of a premerger notification report by CII under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (A) a proxy statement in definitive form relating to the meeting of CII's shareholders, and, if required, a meeting of Sierra's shareholders, to be held in connection with the Merger (the "Proxy Statement") and (B) such reports under Sections 13(a), 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Merger Filings and appropriate documents with the relevant authorities of other states in which CII is qualified to do business, (iv) such filings, authorizations, orders and approvals (the "Insurance Approvals") as may be required by foreign, state or local governmental authorities including those in connection with CII's insurance business and (v) such filings, authorizations, orders and approvals (the "State Takeover Approvals") as may be required by state takeover laws.

    (d) SEC Documents. CII has delivered or made available to Sierra a true and complete copy of each material report, schedule, registration statement and definitive proxy statement filed by CII with the SEC since January 1, 1992 (as such documents have since the time of their filing been amended, the "CII SEC Documents") which are all the documents (other than preliminary material) that CII has been required to file with the SEC since such date. As of their respective dates, the CII SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CII SEC Documents and none of the CII SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of CII included in the CII SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of CII and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

    (e) Information Supplied. None of the information supplied or to be supplied by CII for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Sierra in connection with the issuance of shares of Sierra Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and
  (ii) the Proxy Statement will, at the date mailed to shareholders and at the times of the meeting or meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    (f) Compliance with Applicable Laws. Except as set forth on Schedule 3.1(f), the businesses of CII and each of its Subsidiaries have been and are being conducted in compliance with all applicable laws, rules, ordinances, regulations, licenses, judgments, orders or decrees of federal, state, local and foreign governmental authorities, including, but not limited to, the California Insurance Code, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on CII and its Subsidiaries taken as a whole. CII and each of its Subsidiaries hold all certificates of authority, franchises, grants, permits, licenses, easements, consents, certificates, variances, exemptions, orders and approvals from all Governmental Entities (collectively, "CII Permits") which are necessary to own, lease and operate the assets and properties they currently own, lease and operate and to conduct their respective businesses and operations in the manner heretofore conducted and as proposed to be conducted, except for those CII Permits, the absence of which would not have a material adverse effect on CII and its Subsidiaries taken as a whole. Schedule 3.1(f) contains a list of all CII Permits which are material to CII and any of its Subsidiaries, including the jurisdictions in which CII or one or more of its Subsidiaries hold a license or are otherwise authorized to conduct insurance business and the types or lines of insurance which CII or one of its Subsidiaries is permitted to write in such jurisdictions. Except as described on Schedule 3.1(f), neither CII nor any of its Subsidiaries conducts any insurance business in any other jurisdiction nor does CII or any such Subsidiary write any other type or line of insurance in any jurisdiction other than that or those in or for which it or any such Subsidiary is currently licensed or otherwise authorized, except such activities as would not have an material adverse effect on CII and its Subsidiaries taken as a whole. Each of the Insurance Subsidiaries has filed all statements and reports with insurance regulatory authorities required by the laws, regulations, licensing requirements and orders administered or issued by such regulatory authorities, except where the failure to so file would not, individually or in the aggregate, materially and adversely affect the condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets or liabilities of such Insurance Subsidiary. Within the last five years, neither of the Insurance Subsidiaries has been involved in any voluntary proceeding to revoke, restrict or suspend any of the licenses or other qualification in any jurisdiction of such Insurance Subsidiary, nor are there any proceedings pending which could have that effect. Schedule 3.1(f) sets forth the most recent date of the last completed insurance regulatory examination and audit, as to CII and of its Subsidiaries for the jurisdictions listed therein, and copies of the most recent reports of such examinations have heretofore been delivered or made available to Sierra. Except as set forth on Schedule 3.1(f), neither of the Insurance Subsidiaries is aware of any material violations reported upon by any insurance examiner in respect of the activities of such Insurance Subsidiary which could, individually or in the aggregate, materially and adversely affect the condition (financial or otherwise), operations, business, properties, assets or liabilities of such Insurance Subsidiary. Except as set forth on Schedule 3.1(f), there are no outstanding orders applicable to CII or any of its Subsidiaries issued by any regulatory authority (other than regulations generally applicable to companies in the same line of business as CII or any of its Subsidiaries) that restrict CII or such Subsidiaries' ability to pay dividends on its capital stock or regulate or establish levels of reserves or other financial ratios. After due inquiry of management, no event has occurred with respect to any of such CII Permits which would permit revocation, termination or suspension of any such CII Permits or would result in any material impairment of the rights of the holder of any such CII Permits. Except as set forth on Schedule 3.1(f), no notice has been received and, after due inquiry of management, no investigation or review is pending or, to CII's knowledge, threatened by any Governmental Entity with regard to
  (i) any alleged violation by CII or any of its Subsidiaries of any law, rule, regulation, ordinance, CII Permit, judgment, order or decree or (ii) any alleged failure to have or any violation of any CII Permit, which violation or failure would have a material adverse effect on CII and its Subsidiaries taken as a whole. Neither CII nor any of its Subsidiaries nor to CII's knowledge any of its or their respective executive officers, directors or employees (in their capacities as such) has engaged in any activity constituting fraud or abuse under the laws relating to health care, insurance or the regulation of professional corporations.

    (g) Financial Statements of Subsidiaries. (A) CII has delivered, or (if not yet available) will promptly deliver when available (and in any event prior to the Effective Time), to Sierra complete and correct copies of (i) the balance sheets of CII and each of its then-existing Subsidiaries as at December 31, 1994, 1993, 1992, 1991, 1990, and the related audited statements of income and shareholders' equity and cash flows, for the fiscal years ended on those dates, together with all footnotes and (ii) the unaudited interim financial statements for CII and each of its Subsidiaries as at, and for the fiscal periods ended on March 31, 1995 and 1994 and each subsequent quarterly reporting date. All of such financial statements fairly present or when delivered will fairly present, as the case may be (subject, in the case of unaudited interim financial statements, to normal, recurring adjustments) which are not expected to be, individually or in the aggregate, materially adverse to CII and its Subsidiaries taken as a whole the financial position, results of operations and cash flows of CII and each of its Subsidiaries as at the respective dates of such balance sheets and for each of the respective periods then ended, in conformity with (A) in the case of InteLock Technologies ("InteLock"), generally accepted accounting principles prevailing in the United States ("U.S. GAAP") and (B) in the case of each of the Insurance Subsidiaries, statutory or other accounting practices prescribed or permitted by the insurance regulatory authorities in the State of California or the Cayman Islands, as appropriate, in each case applied on a basis consistent throughout the reported periods.

    (B) Except as set forth on Schedule 3.1(g), neither such financial statements nor the financial statements of CII included in the CII SEC Documents (i) contain or when delivered will contain, as the case may be, any item of extraordinary or non-recurring income or expense (except as specified therein); (ii) reflect or when delivered will reflect, as the case may be, uncollectible accounts receivable without a reserve fairly stated for uncollectible amounts; and (iii) reflect or when delivered will reflect, as the case may be, any write-off or revaluation of assets (except as specified therein). As at the respective dates of the balance sheets included in all such financial statements, there was no liability, indebtedness or obligation of any nature or in any amount that should properly be reflected or provided for in financial statements prepared in conformity with U.S. GAAP or statutory accounting practices prescribed or permitted by the insurance regulatory authorities in the State of California, whichever is appropriate, applied on a basis consistent with that for prior periods, which was not fully reflected in such financial statements.

    (C) Reserves. The reserves recorded in the accounting records of each of the Insurance Subsidiaries for insurance policy benefits, losses, claims and expenses and any other reserves were prepared in accordance with the statutory or other accounting practices prescribed or permitted by the insurance regulatory authorities of the State of California and of all the jurisdictions in which the Insurance Subsidiaries are licensed to transact an insurance business and make good and sufficient provisions for all insurance obligations of CII and its Subsidiaries. Such reserves have been opined upon as reasonable and adequate as of December 31, 1994, and have been reviewed as of March 31, 1995, by Timothy B. Perr, a duly qualified actuary who is a member in good standing in the American Academy of Actuaries.

    (h) Litigation. Except (i) as set forth on Schedule 3.1(h), (ii) as disclosed in the SEC Documents and (iii) for actions and suits arising in the ordinary course of the insurance business, none of which if decided adversely to CII or its Subsidiaries would have a material adverse effect on CII or any such Subsidiary, there is no action, suit, proceeding or investigation, either at law or in equity, at or before any commission or other administrative authority in any domestic or foreign jurisdiction, of any kind now pending or, to CII's knowledge, threatened, involving CII, any of its Subsidiaries or any of the respective properties or assets of CII or any Subsidiary of CII that (i) if asserted and decided adversely to CII or any such Subsidiary could, individually or in the aggregate, materially and adversely affect the condition (financial or otherwise), operations, business, properties, assets or liabilities of CII and its Subsidiaries taken as a whole, (ii) questions the validity of this Agreement or (iii) seeks to delay, prohibit or restrict in any manner the Merger or any action taken or to be taken by CII or any of its Subsidiaries under this Agreement. Except as set forth on Schedule 3.1(h), none of CII nor any of its Subsidiaries, nor any of their respective properties or assets, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement (other than agreements related to the settlement of insurance claims in the ordinary course of business), continuing investigation (other than regularly scheduled audits) by any court, Governmental Entity, or any judicial, administrative or arbitral judgment, order, writ, decree, injunction, restraint, or award of any court Governmental Entity or arbitrator, including without limitation cease-and-desist or other orders. Neither CII nor any of its Subsidiaries has agreed to, or is bound by, any extension or waiver of the statute of limitations relating to any pending or potential action, suit, claim, proceeding or investigation involving CII or any of its Subsidiaries (other than extensions or waivers in connection with the settlement of insurance claims in the ordinary course of business).

    (i) Labor and Employment Matters. Neither CII nor any of its Subsidiaries has employees who are represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employees, and neither CII nor any of its Subsidiaries is a party to or has any obligation under any collective bargaining agreement or other contract or agreement with any labor union or organization. There are no pending or, to CII's knowledge, threatened, representation campaigns, elections or proceedings or questions concerning union representation involving any employees of either CII or any of its Subsidiaries. Neither CII nor any of its Subsidiaries has any knowledge of any activities or efforts of any labor union or organization (or representatives thereof) to organize any of its employees, any demands for recognition or collective bargaining, any strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any employees of CII or any of its Subsidiaries, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during a three-year period preceding the date hereof. Neither CII nor any of its Subsidiaries has engaged in, admitted committing, or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended. Except as set forth on Schedule 3.1(i), neither CII nor any of its Subsidiaries is involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any labor union or organization concerning its employees, and there are no controversies, claims, demands or grievances of material importance pending or, so far as CII is aware, threatened, between CII or any of its Subsidiaries and any of their respective employees.

    (j) Absence of Certain Changes. Since December 31, 1994, except (i) as set forth in Schedule 3.1(j), (ii) for the execution and delivery of this Agreement and changes in its properties or business attributable to the transactions contemplated by this Agreement, (iii) as disclosed in CII's financial statements or in the CII SEC Reports previously delivered or made available to Sierra and Sierra Sub and (iv) sales and purchases of investment securities in the ordinary course, neither CII nor any of its
  Subsidiaries:

      (i) had any change in its condition (financial or otherwise), operations, business, properties, assets or liabilities, other than changes in the ordinary course of business, none of which has been, individually or in the aggregate, materially adverse to CII or any such Subsidiary;

      (ii) suffered any damage, destruction or loss of physical property (not adequately covered by insurance) that, individually or in the aggregate, materially and adversely affects the condition (financial or otherwise), operations, business, assets or liabilities of CII and its Subsidiaries taken as a whole;

      (iii) issued, sold or otherwise disposed of, or redeemed, purchased or otherwise acquired, or agreed to issue, sell or otherwise dispose of, redeem, purchase or otherwise acquire, any capital stock or any other security of CII or any of its Subsidiaries or granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of CII or any of its Subsidiaries;

      (iv) incurred or agreed to incur any material indebtedness for borrowed money or any other liabilities;

      (v) paid or obligated itself to pay in excess of $1,000,000 in the aggregate for any fixed assets;

      (vi) suffered any material loss or waived any material right, other than in the ordinary course of its insurance business;

      (vii) sold, transferred, leased or otherwise disposed of, or agreed to sell, transfer, lease or otherwise dispose of, (A) any properties or assets to any director, officer or of CII or of any Subsidiary of CII or any member of the family or any other affiliate of any of the foregoing or (B) any properties or assets having a fair market value of $250,000 or agreed to sell, transfer, lease or otherwise dispose of, any assets (other than securities) having a fair market value at the time of sale, transfer or disposition of $250,000;

      (viii) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its material properties or assets;

      (ix) declared, set aside or paid any dividend or made any distribution (whether in cash, property or stock) with respect to any of its capital stock;

      (x) (A) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its directors, officers, employees, (other than insurance agents or independent contractors) over the rate being paid to them on December 31, 1994, as set forth in CII's Proxy Statement for the 1995 Annual Meeting of Shareholders ("CII's 1995 Proxy Statement"), other than normal merit and cost-of-living increases pursuant to customary arrangements consistently followed, or (B) since December 31, 1994, paid or made provision for the payment of any bonus or similar compensation to any director, officer, employee (other than any insurance agent or independent contractor) of CII or any subsidiary of CII, or (C) entered into any employment, consulting or severance agreement or arrangement with any director, officer, employee (other than any agent or independent contractor) or adopted or increased any benefit under any insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any director, officer, employee (other than any agent or independent contractor);

      (xi) except as otherwise required or provided for in this Agreement and except in the ordinary course of business, made or permitted any material amendment or termination of any material contract, lease, concession, franchise, license, indenture, instrument, mortgage, note, loan or credit agreement or other obligation to which it is a party;

      (xii) had any resignation or termination of employment of any of its key officers or employees, or become aware of any impending or threatened termination of employment, that would, individually or in the aggregate, have a material adverse effect on its condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets or liabilities;

      (xiii) had any labor trouble or concerted work stoppage or knows of any impending or threatened labor trouble or concerted work stoppage;

      (xiv) cancelled, or agreed to cancel, any debts or claims over $250,000 in the aggregate or $50,000 individually other than in the ordinary course of business;

      (xv) made any material change in its accounting methods or practices with respect to its condition, operations, business, or practices with respect to its condition, operations, business, properties, assets or liabilities;

      (xvi) conducted its business or entered into any transaction not in the ordinary course of its business;

      (xvii) made any charitable or political contribution or pledge in excess of $100,000 in the aggregate;

      (xviii) agreed or committed to do, or authorized or approved any action looking to, any of the foregoing;

      (xix) paid aggregate commissions to insurance agents and independent contractors for policies issued in 1995 and with normal anniversary dates of January 1, 1995 or subsequent thereto in excess of 12% of direct premiums written; or

      (xx) made any material cash payments to insurance agents, independent contractors or brokers other than pursuant to a Producer Profit Share Agreement.

    (k) Material Contracts. Except as set forth in Schedule 3.1(k), neither CII nor any of its Subsidiaries is a party to any written or oral:

      (i) collective bargaining agreement or other agreement or understanding with any labor organization;

      (ii) employment or consulting contract or other contract for services involving a payment of more than $250,000 annually and that is not terminable without cost upon thirty (30) days' prior written notice;

      (iii) material lease, franchise or concession [providing for a payment by any person of more than $250,000 annually];

      (iv) loan agreement, mortgage, indenture, promissory note, financing lease or other instrument relating to any debt (in excess of $25,000 and which in the aggregate, do not amount to more than $250,000);

      (v) contract of purchase or sale involving more than $50,000 and that is not in the ordinary course of business;

      (vi) partnership, joint venture, material license or similar agreement;

      (vii) stand-by letter of credit, guarantee or performance bond;

      (viii) contract restricting the ability of any person from freely engaging in any business or competing anywhere in the world;

      (ix) other material contract or commitment not made in the ordinary course of business;

      (x) other contract, except contracts for inventories, supplies or services not involving more than $250,000 and which can be terminated within one year without cost;

      (xi) any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like.

  Except as set forth on Schedule 3.1(k), neither CII nor any of its Subsidiaries is a party to any contract that, individually or in the aggregate, materially and adversely affects, nor the performance of which will likely so affect, the condition (financial or otherwise), operations, business, properties, assets or liabilities of CII and its Subsidiaries taken as a whole. Each contract or other agreement listed in schedules hereto is in full force and effect and is valid and enforceable by CII or a Subsidiary of CII, as the case may be, in accordance with its terms. Neither CII nor any of its Subsidiaries is in default in the observance or the performance of any term or obligation to be performed by it under any contract listed in the schedules hereto except the effect of which defaults singly or in the aggregate would not have a material adverse effect on CII and its Subsidiaries taken as a whole. To the knowledge of CII, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any contract listed in the schedules hereto. There is currently no outstanding bid or contract proposal by CII or any of its Subsidiaries which, if accepted or entered into, might reasonably be expected to result in a loss to either CII or any of its Subsidiaries, except with respect to losses occurring in the ordinary course of the insurance business. CII has delivered or made available to Sierra and Sierra Sub copies of all contracts listed in the schedules hereto.

    (l) Officers and Directors and Employees. Other than as set forth in CII's 1995 Proxy Statement, Schedule 3.1(l) sets forth a list of:

      (i) The names of all directors and officers of CII and each of its Subsidiaries;

      (ii) The name and current annual rate of compensation (including bonuses and other forms of compensation) paid by CII and its Subsidiaries to each of its respective officers, directors and employees whose annual rate of base compensation exceeded $100,000 for the year ended December 31, 1994; and

      (iii) The names of all persons who have written employment, consulting or severance agreements or arrangements with CII or any of its Subsidiaries; and CII has provided complete and correct copies of such agreements to Sierra.

    (m) Title to and Condition of Properties and Assets.

      (i) CII and its Subsidiaries have good and marketable title to their respective properties and assets, whether owned or leased, including, without limitation, (A) all those used in their respective businesses, and (B) those reflected in the consolidated balance sheet of CII and its consolidated Subsidiaries as at March 31, 1995 most recently delivered to Sierra (except as since sold or otherwise disposed of in the ordinary course of business), in each case subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance (collectively "Liens"), except for (x) the lien of current Taxes (as hereinafter defined) not yet due and payable and (y) with respect to leased property, the provisions of such leases. Except as described on
    Schedule 3.1(m), subsequent to December 31, 1994, neither CII nor any of its Subsidiaries has sold or disposed of any of their respective properties or assets or obligated themselves to do so except in the ordinary course of business. The facilities, machinery, furniture, office and other equipment of CII and each of its Subsidiaries that are used in their respective businesses are in good operating condition and repair, subject only to the ordinary wear and tear of those businesses.

      (ii) All of the real property owned or leased by CII or any Subsidiary has been maintained by CII in compliance with all federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses and regulations, except where the failure to so maintain the property would not have a material adverse effect on CII and its Subsidiaries taken as a whole.

    (n) Patents, Copyrights, Service Marks and Trademarks. Neither CII nor any of its Subsidiaries owns or licenses any patent, copyright, service mark, trademark or other intellectual property right, other than such patents, copyrights, service marks, trademarks and other intellectual property rights as are described in Schedule 3.1(n). Except as set forth on
  Schedule 3.1(n) and other than such as would have a material adverse effect on CII and its Subsidiaries taken as a whole: (i) CII and its Subsidiaries own or license all patents, copyrights, service marks, trademarks and other intellectual property rights that are necessary to the conduct of their respective businesses, (ii) all names under which CII or any of its Subsidiaries have conducted or currently conducts business are set forth in
  Schedule 3.1(n), (iii) no claim has been made, and to CII's knowledge no basis for any such claim exists, that CII or any of its Subsidiaries has infringed any patent, copyright, service mark, trademark or other intellectual property right of any other person and (iv) no claim has been made, and to CII's knowledge no basis for any such claim exists, that any person has infringed on any patent, copyright, service mark, trademark or other intellectual property right of CII or any of its Subsidiaries.

    (o) Employee Benefit Plans.

      (i) List of Plans. Except as disclosed on Schedule 3.1(o) (the "Designated Plans"), neither CII nor any "Controlled Company" sponsors, maintains or contributes to any employee benefit plan ("Plan"), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any material benefit arrangement that is not a Plan ("Benefit Arrangement"), including, but not limited to
    (A) any employment or consulting agreement, (B) any incentive bonus or deferred bonus arrangement, (C) any arrangement providing termination allowance, severance or similar benefits, (D) any equity compensation plan, and (E) any deferred compensation plan, for the benefit of any of their employees or former employees. For purposes of this Section 3.1(o), "Controlled Company" shall mean any entity that, together with CII as of the relevant determination date under ERISA, is or was required to be treated as a single employer under Section 414 of the Code and any reference to CII in this Section 3.1(o) shall also include a reference to a Controlled Company.

      (ii) No Title IV Plans. CII does not contribute to or have any obligation or liability under or with respect to, any Plan (whether or not terminated) regulated under Title IV of ERISA.

      (iii) Disclosed Plans. With respect to any Designated Plans, CII has delivered to Sierra, true and complete copies of (A) all written documents comprising such Plans and Benefit Arrangements (including amendments and individual agreements relating thereto); (B) the three most recent Federal

    Form 5500 series (including all schedules thereto) filed with respect to each such Plan; (C) the most recent financial statements, if any, prepared with respect to such Plans and Benefit Arrangements; (D) any currently effective Internal Revenue Service determination letter; and
    (E) the summary plan description currently in effect and all material modifications thereto, if any, for each such Plan. All information provided by CII and its Subsidiaries to the individuals who prepared any such financial statements was true, correct and complete in all respects. Each financial or other report delivered to Sierra pursuant hereto is accurate in all material respects, and there have been no material adverse changes in the financial status of any Designated Plan since the date of the most recent report provided with respect thereto.

      (iv) Compliance with Law. CII has operated, and has caused its appointees and nominees to operate, each Designated Plan in a manner which is in material compliance with the terms thereof and with all applicable law, regulations and administrative agency rulings and requirements applicable thereto.

      (v) Contributions. Full payment has been made of all amounts which CII is required, under applicable law or under any Designated Plan or any agreement related to any Designated Plan to which CII is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each Designated Plan ended prior to the date hereof. Benefits under all Designated Plans are as represented in the governing instruments provided pursuant to (i) above, and have not been increased subsequent to the date as of which documents have been provided.

      (vi) Tax Qualification. Each Designated Plan intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code either has been determined to be so qualified by the Internal Revenue Service or has been submitted to the Internal Revenue Services for a determination with respect to such qualified status. Each Designated Plan that has been submitted to the Internal Revenue Service for a determination with respect to its qualified status has been submitted in a timely manner so that any amendments necessary to qualify the plan from its inception can be made within the remedial amendment period established under
    Section 401(b) of the Code. To the knowledge of CII, nothing has occurred since such determination, or submission, as applicable, to affect adversely the qualification of any such Plan.

      (vii) Tax or Civil Liability. CII has not participated in any conduct that could result in the imposition upon CII of any excise tax under
    Section 4971 through 4980B of the Code or civil liability under Section 502(i) of ERISA with respect to any Designated Plan.

      (viii) Claims Liability. There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or threatened against any Designated Plan, or the assets thereof, against any fiduciary of any such Designated Plan, or against CII with respect to any Designated Plan, and CII has no knowledge of any pending investigation or administrative review by any Governmental Entity that could result in the imposition on CII of any penalty or assessment in connection with any Designated Plan.

      (ix) Retiree Welfare Coverage. Except as set forth in Schedule 3.1(o), no Designated Plan provides any health, life or other welfare coverage to employees of CII beyond termination of their employment with CII by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

      (x) Reporting and Disclosure Obligations. CII has complied with all applicable reporting and disclosure requirements of Title I of ERISA with respect to all Designated Plans.

    (p) Transactions with Officers, Directors and Others. Except as set forth on Schedule 3.1(p), no director, officer or affiliate of CII, or any member of the immediate family or any other affiliate of any of the foregoing, is a party to business arrangements or relationships of any kind with CII or its Subsidiaries, or, to the knowledge of CII, owns or has an ownership interest in any corporation (in excess of 5% of any publicly traded corporation) or other entity that is a party to, or in any property which is the subject of any such business arrangements.

    (q) Insurance Agents. (i) Schedule 3.1(q) contains a list of all "key" or "preferred" insurance agents of CII and its Subsidiaries as at December 31, 1994 and 1993 together with the amounts of premiums produced by each for the years ended December 31, 1994 and 1993. CII has provided Sierra with access to copies of such agency agreements and a list setting forth the names of such agents and agencies is set forth in Schedule 3.1(q). The current underwriting and binding authorities of insurance agents is set forth on Schedule 3.1(q).

    (r) Policyholders. Schedule 3.1(r) contains a list of each policyholder (or related groups of policyholders) of CII and its Subsidiaries accounting for $125,000 or more per annum in premium volume of the Insurance Subsidiaries' proforma statutory direct premiums written for each such policyholder (or group) for the years ended December 31, 1994 and 1993.

    (s) Insurance Matters.

      (i) Reinsurance and Coinsurance. Schedule 3.1(s) contains a list of all reinsurance or coinsurance treaties or agreements to which CII or any of its Subsidiaries is a party. All such treaties or agreements as set forth in such Schedule are valid, binding and in full force and effect in accordance with their terms (except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies); and neither CII nor its Insurance Subsidiaries nor, to CII's knowledge, any other party thereto is in material default as to any provision thereof, and none of such agreements contains any provision (A) providing that any other party thereto may terminate such agreement or declare a default or seek damages thereunder by reason of the transactions contemplated by this Agreement or (B) which would be altered or otherwise become applicable by reason of such transactions. There is no reason to believe that the financial condition of any party to any such agreement is impaired to such extent that a default thereunder may reasonably be anticipated.

      (ii) Premiums Receivable and Agents' Balances.

      Not more than 33% of "premiums receivable and agents' balances" shown on the combined balance sheet of California Indemnity Insurance Company and Commercial Casualty Insurance Company will consist of "premiums receivable and agents' balances" which on the Closing Date are more than 90 days past due.

      (iii) Statutory Statements.

      CII has furnished Sierra with true and complete copies of each of the Insurance Subsidiaries' Annual Statutory Financial Statements for the years ended December 31, 1994 and 1993, and the first quarter ended March 31, 1995, respectively (collectively, the "Statutory Statements"). The Statutory Statements (A) have been prepared in accordance with the books and records of each respective Insurance Subsidiary, (B) are prepared in accordance with the statutory provisions of the insurance law of California and the accounting practices prescribed or permitted by the insurance law of California, and (C) are consistent with prior periods, except, as provided for therein and, for any changes required by the insurance law of California or accounting practices referenced in clause (B) hereof. Such Statutory Statements, when read in conjunction with the notes thereto, present fairly in all material respects the statutory financial condition of each Insurance Subsidiary at December 31, 1994 and 1993, and the first quarter ended March 31, 1995 respectively, and the statutory results of their respective operations for the periods then ended.

    (t) Taxes.

      (i) Definitions. For purposes of this Agreement:

        (A) "Code" means the Internal Revenue Code of 1986, as amended.

        (B) "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

        (C) "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, premium, capital, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, disability, workers' compensation, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

        (D) "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction, or any foreign jurisdiction, having or purported to exercise jurisdiction with respect to any Tax.

      (ii) Tax Representations. Except as set forth in Disclosure Schedule
    3.1(t):

        (A) All Returns required to have been filed by or with respect to CII or any of its Subsidiaries or any affiliated, combined, consolidated, unitary or similar group of which CII or its Subsidiaries is or was a member (a "Relevant Group") with any Taxing Authority have been duly and timely filed, and each such Return correctly and completely reflects the income, franchise or other Tax liability and all other material information required to be reported thereon. All Taxes owed by CII or its Subsidiaries or any member of a Relevant Group (whether or not shown on any Return) have been paid or are duly reserved for in the financial statements of CII and its Subsidiaries delivered to Sierra pursuant to Section 3.1(g) of this Agreement.

        (B) The reserves for Taxes due by CII and its Subsidiaries (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in CII's financial statements delivered to Sierra pursuant to Section 3.1(g) of this Agreement are sufficient in all material respects for all unpaid Taxes, whether or not disputed, of CII and its Subsidiaries.

        (C) Neither CII nor any of its Subsidiaries is a party to an agreement extending the time within which to file any Tax Return or extending the statute of limitations for any period with respect to any Tax to which CII or any of its Subsidiaries may be subject. No claim has ever been made by any Taxing Authority in a jurisdiction in which CII or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

        (D) CII and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

        (E) CII does not expect any Taxing Authority to propose or assess any additional material Taxes against or in respect of it or any of its Subsidiaries for any past period. There is no dispute or claim concerning any Tax liability of CII or any of its Subsidiaries either (1) claimed or raised by any Taxing Authority or (2) otherwise known to CII or any of its Subsidiaries. No issues have been raised in any examination by any Taxing Authority with respect to CII or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a material deficiency for any other period not so examined. Schedule 3.1(t) lists all federal, state, local and foreign income Tax Returns filed by or with respect to CII and its Subsidiaries for all taxable periods ended on or after December 31, 1989, indicates those Returns, if any, that have been audited, and indicates those Returns that currently are the subject of audit. CII has delivered to Sierra complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, CII and its Subsidiaries for all taxable periods ended on or after December 31, 1989.

        (F) Neither CII nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

        (G) Neither CII nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code.

        (H) Neither CII nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

        (I) There are no material Tax Liens on any assets of CII or any of its Subsidiaries.

        (J) None of the assets of CII or any of its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. Neither CII nor any of its Subsidiaries is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Code.

        (K) Neither CII nor any of its Subsidiaries is a "consenting corporation" within the meaning of Section 341(f)(1) of the Code, or comparable provisions of any state statutes, and none of the assets of CII or its Subsidiaries is subject to an election under Section 341(f) of the Code or comparable provisions of any state statutes.

        (L) Neither CII nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

        (M) Neither CII nor any of its Subsidiaries has any material (1) deferred gain or loss arising out of any deferred intercompany transaction or (2) income which will be reportable in a period ending after the Closing Date which is attributable to a transaction occurring in, or a change in accounting method made for, a period ending on or prior to the Closing Date.

        (N) Neither CII nor any of its Subsidiaries has received or requested any ruling of a Taxing Authority related to Taxes or entered into any written or legally binding agreement with a Taxing Authority relating to Taxes.

        (O) CII and each of its Subsidiaries has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code.

        (P) Neither CII nor any of its Subsidiaries has any material liability for Taxes of any person other than CII or its Subsidiaries
      (1) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), (2) as a transferee or successor, (3) by contract or (4) otherwise.

        (Q) Neither CII nor any of its Subsidiaries has participated in or cooperated with an international boycott within the meaning of
      Section 999 of the Code, the effect of which will be material to CII or any of its Subsidiaries.

        (R) Neither CII nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of
      Section 897(c)(2) of the Code during any applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (S) Neither CII nor any of its Subsidiaries (1) has or is projected to have a material amount includable in its income for the current taxable year under Section 951 of the Code, (2) has been a passive foreign investment company within the meaning of Section 1296 of the Code, and neither CII nor any of its Subsidiaries is a shareholder, directly or indirectly, in a passive foreign investment company or (3) has a material unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code.

        (T) Neither CII nor any of its Subsidiaries is, or at any time has been, subject to (1) the dual consolidated loss provisions of
      Section 1503(d) of the Code, (2) the overall foreign loss provisions of Section 904(f) of the Code or (3) the recharacterization provisions of Section 952(c)(2) of the Code.

        (U) There currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of CII or any of its Subsidiaries

      (collectively, the "Losses") under (1) Section 382 of the Code, (2)
      Section 383 of the Code, (3) Section 384 of the Code, (4) Section 269 of the Code, (5) Section 1.1502-15 and Section 1.1502-15A of the Treasury regulations, (6) Section 1.1502-21 and Section 1.1502-21A of the Treasury regulations or (7) Section 1.1502-91 through 1.1502-99 of the Treasury regulations, in each case as in effect both prior to and following the Tax Reform Act of 1986 and treating any proposed provision as if it were in effect currently.

        (V) There are no facts or circumstances that exist on the date of this Agreement that could reduce the amount of the Tax attributes referred to in Section 3.1(t)(iii) below and listed in Disclosure
      Schedule 3.1(t) or could limit, restrict or eliminate their availability as carryovers. There are no pending, or to the best knowledge of CII and its Subsidiaries, threatened actions or proceedings by any Taxing Authority challenging the amount or availability as carryovers of any of the Tax attributes listed in Disclosure Schedule 3.1(t).

        (W) Neither CII nor any of its Subsidiaries is a party to any written, oral or implied agreement or obligation to provide any "covered employee," as defined in Section 162(m)(3) of the Code, with remuneration in excess of $1 million, that would be disallowed as a deduction for federal income tax purposes pursuant to Section 162(m) of the Code.

      (iii) Carryover Tax Attributes. As of December 31, 1994, CII and its Subsidiaries had aggregate Losses (as defined in Section 3.1(t)(ii)(U) above) for federal and state income Tax purposes in the amounts, for the years, with the expiration dates, and for the jurisdictions, as accurately set forth in Disclosure Schedule 3.1(t).

      (iv) Representations Relating to Tax-Free Reorganization.

        (A) As of the Effective Time of the Merger, CII will hold at least 90 percent of the maximum fair market value of its net assets and at least 70 percent of the maximum fair market value of its gross assets held at any time during the period commencing on April 3, 1995 and ending immediately prior to the Merger (the "Transaction Period"), such fair market values to exclude changes in fair market values due solely to changes in the market value of CII's investment portfolio during the Transaction Period and such fair market values to include amounts (I) paid or payable with respect to CII Dissenting Shares, (II) used by CII to pay reorganization expenses, and (III) paid or payable in connection with any redemptions and distributions (except regular and normal dividends) made by CII during the Transaction Period.

        (B) In the Merger, shares of CII Common Stock representing control of CII, as defined in Section 368(c)(1) of the Code, will be exchanged solely for voting stock of Sierra; for purposes of this representation, shares of CII Common Stock exchanged for cash or other property originating with Sierra will be treated as outstanding CII Common Stock at the Effective Time of the Merger.

        (C) CII is not an investment company within the meaning of Section 368(a)(2)(F)(iii) of the Code.

        (D) Neither CII nor any of its Subsidiaries is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

        (E) Neither CII nor any of its Subsidiaries know of any plan or intention on the part of CII shareholders to sell, exchange or otherwise dispose of a number of shares of Sierra Common Stock received by them for shares of CII Common Stock pursuant to the Merger, nor to enter into any puts, calls, straddles, spreads or similar transactions with respect to Sierra's Common Stock, that would reduce CII shareholders' ownership for U.S. federal income tax purposes of Sierra's Common Stock to a number of shares having a value, as of the Effective Time of the Merger, of less than 50 percent of the value of all of the formerly outstanding stock of CII as of the same date. For purposes of this representation, shares of CII Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Sierra Common Stock are treated as outstanding shares of CII Common Stock at the Effective Time of the Merger. Moreover, shares of CII Common Stock and shares of Sierra Common Stock held by CII shareholders and otherwise sold, redeemed, or disposed of during the Transaction Period are to be considered in making this representation.

        (F) At the Effective Time of the Merger, the fair market value of the assets of CII will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

        (G) At the Effective Time of the Merger, CII will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in CII that, if exercised or converted, would affect Sierra's acquisition or retention of control of CII as defined in Section 368(c)(1) of the Code.

        (H) At the Effective Time of the Merger, and at no time prior to such date, was there or will there be any intercorporate indebtedness existing between Sierra and CII or between Sierra Sub and CII.

        (I) CII, CII shareholders and Subsidiaries will pay their own respective expenses, if any, incurred in connection with the Merger.

        (J) CII will not make any extraordinary dividend payments to its shareholders prior to the Effective time of the Merger, or in contemplation of the Merger.

    (u) Opinion of Financial Advisor. CII has received the opinion of Vector Securities International, Inc. dated the date hereof, to the effect that the consideration to be received in the Merger by CII's shareholders is fair to CII's shareholders from a financial point of view. CII has delivered a true and complete copy of this opinion to Sierra.

    (v) Section 1203 of the CGCL Not Applicable. The provisions of Section 1203 of the CGCL will, prior to the termination of this Agreement, assuming the accuracy of the representations contained in Sections 3.2(b) and 3.2(k) (without giving effect to the knowledge qualification thereof) do not apply to this Agreement, the Merger or to the transactions contemplated hereby.

    (w) Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of CII Common Stock are entitled to cast is the only vote of the holders of any class or series of CII capital stock or Voting Debt necessary to approve this Agreement and the transactions contemplated hereby (assuming the accuracy of the representations contained in Sections 3.2(b) and 3.2(k), without giving effect to the knowledge qualification thereof).

    (x) Accounting Matters. Neither CII nor to the best of its knowledge, any of its affiliates, has through the date of this Agreement, taken or agreed to take any action that would prevent Sierra from accounting for the business combination to be effected by the Merger as a pooling of interests.

    (y) No Change in Capital Structure. There has been no material change in the information set forth in the second sentence of Section 3.1(b) between the close of business on June 9, 1995, and the date hereof.

    (z) Investment Company Act. Neither CII nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

  3.2. Representations and Warranties of Sierra and Sierra Sub. Sierra and Sierra Sub represent and warrant to CII as follows:

    (a) Organization; Standing and Power. Each of Sierra and Sierra Sub and any other Subsidiary of Sierra is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership of leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on such entity.

    (b) Capital Structure. As of the date hereof, the authorized capital stock of Sierra consists of 40,000,000 shares of Sierra Common Stock and 1,000,000 shares of Sierra Series A Preferred Stock. As of the close of business on June 9, 1995: (i) 14,821,184 shares of Sierra Common Stock were outstanding, (ii) 2,891,376 shares of Sierra Common Stock were reserved for issuance pursuant to the Sierra stock option plans and Sierra restricted stock plans (collectively, "Sierra Stock Plans"), (iii) 100,200 shares of Sierra Common Stock were held by Sierra in its treasury, (iv) 177,126 shares of Sierra Series A Preferred were reserved for issuance upon exercise of the Rights and (v) no warrants, bonds, debentures, notes or other indebtedness or other security having the right to vote on any matters on which shareholders may vote ("Voting Debt") were issued or outstanding. All outstanding shares of Sierra capital stock are, and the shares of Sierra Common Stock (x) to be issued pursuant to or as specifically contemplated by this Agreement, and (y) when issued in accordance with this Agreement, upon exercise of CII Stock Options, in accordance with actions permitted by Section 4.1(c) and upon conversion of CII Debentures, will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, except for this Agreement, the Sierra Stock Plans, and the Rights Agreement, there are no options, warrants, calls, rights or agreements to which Sierra or any Subsidiary of Sierra is a party or by which it or any such Subsidiary is bound obligating Sierra or any Subsidiary of Sierra to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of Sierra or of any Subsidiary of Sierra or obligating Sierra or any Subsidiary of Sierra to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Sierra or of any Subsidiary of Sierra to grant, extend or enter into any such option, warrant, call, right or agreement. As of the date hereof, the authorized capital stock of Sierra Sub consists of 1,000 shares of Common Stock, stated value $.50 per share, of which 100 shares are issued and outstanding.

    (c) Authority. Sierra and Sierra Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sierra and Sierra Sub, except that the approval of Sierra's shareholders of this Agreement and the Merger and the transactions contemplated hereby may be required. This Agreement has been duly executed and delivered by Sierra and Sierra Sub and each constitutes a valid and binding obligation of Sierra and Sierra Sub enforceable against each in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any Violation pursuant to any provision of the Articles of Incorporation or By-laws of Sierra, except (i) as set forth on Schedule 3.2(c) hereto or (ii) as contemplated by the next sentence hereof, result in any Violation of any material loan or credit agreement, note, mortgage, indenture, lease, Designated Plan or other material agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sierra or any Subsidiary of Sierra or their respective properties or assets, which Violation would have a material adverse effect on Sierra and its Subsidiaries taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Sierra or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Sierra and Sierra Sub or the consummation by Sierra and Sierra Sub of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on Sierra and its Subsidiaries, taken as a whole, except for
  (i) the filing of a premerger notification report by Sierra under the HSR Act, (ii) the filing with the SEC of the S-4, the Proxy Statement (if the approval of Sierra's shareholders is required) and such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act, as may be required in connection with this Agreement, and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required, (iii) the filing of such documents with, and the obtaining of such orders from, the various state authorities, including state securities authorities, that are required in connection with the transactions contemplated by this Agreement, (iv) the filing of the Merger Filings with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which Sierra is qualified to do business and (v) the Insurance Approvals and State Takeover Approvals.

    (d) SEC Documents. Sierra has delivered or made available to CII a true and complete copy of each material report, schedule, registration statement and definitive proxy statement filed by Sierra with the SEC since January 1, 1992 (as such documents have since the time of their filing been amended, the "Sierra SEC Documents") which are all the documents (other than preliminary material) that Sierra was required to file with the SEC since such date. As of their respective dates, the Sierra SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Sierra SEC Documents, and none of the Sierra SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Sierra and its consolidated Subsidiaries included in the Sierra SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Sierra and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

    (e) Information Supplied. None of the information supplied or to be supplied by Sierra or Sierra Sub for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to shareholders and at the times of the meeting or meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

    (f) Compliance with Applicable Laws. Except as set forth on Schedule 3.2(f), the businesses of Sierra and each of its Subsidiaries have been and are being conducted in compliance with all applicable laws, rules, ordinances, regulations, licenses, judgments, orders or decrees of federal, state, local and foreign governmental authorities, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on Sierra and its Subsidiaries taken as a whole. Sierra and each Subsidiary of Sierra hold all certificates of authority, franchises, grants, permits, licenses, easements, consents, certificates, variances, exemptions, orders and approvals from all Governmental Entities (collectively, "Sierra Permits") which are necessary to own, lease and operate the assets and properties they currently own, lease and operate and to conduct their respective businesses and operations in the manner heretofore conducted and as proposed to be conducted, except for those Sierra Permits, the absence of which would not have a material adverse effect on Sierra and its Subsidiaries taken as a whole. Except as set forth on Schedule 3.2(f), there are no outstanding orders applicable to Sierra or any of its Subsidiaries issued by any regulatory authority (other than regulations generally applicable to companies in the same line of business as Sierra or any of its Subsidiaries) that restrict Sierra or such Subsidiaries' ability to pay dividends on its capital stock or regulate or establish levels of reserves or other financial ratios. After due inquiry of management, no event has occurred with respect to any of such Sierra Permits which would permit revocation, termination or suspension of any such Sierra Permits or would result in any impairment of the rights of the holder of any such Sierra Permits. No notice has been received and, after due inquiry of management, no investigation or review is pending or, to Sierra's knowledge, threatened by any Governmental Entity with regard to
  (i) any alleged violation by Sierra or any of its Subsidiaries of any law, rule, regulation, ordinance, Sierra Permit, judgment, order or decree or
  (ii)
  any alleged failure to have or any violation of any Sierra Permit which violation or failure would have a material adverse effect on Sierra and its Subsidiaries taken as a whole.

    (g) Litigation. Except (i) as set forth on Schedule 3.2(g), (ii) as disclosed in the Sierra SEC Documents and (iii) for actions and suits arising in the ordinary course of business, there is no action, suit, proceeding or investigation, either at law or in equity, at or before any commission or other administrative authority in any domestic or foreign jurisdiction, of any kind now pending or, to the best of Sierra's or Sierra Sub's knowledge, threatened, involving Sierra, Sierra Sub or any other Subsidiary of Sierra, or any of the respective properties or assets of Sierra or Sierra Sub that (i) if asserted and decided adversely to Sierra or Sierra Sub, could, individually or in the aggregate, materially and adversely affect the condition (financial or otherwise), operations, business, properties, assets or liabilities of Sierra and its Subsidiaries, taken as a whole, (ii) questions the validity of this Agreement, or (iii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by Sierra or Sierra Sub under this Agreement. None of Sierra nor any Subsidiary of Sierra, nor any of their respective properties or assets is subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement (other than agreements in the ordinary course of business), continuing investigation (other than regularly scheduled audits) by any court, Governmental Entity, or any judicial administrative or arbitral judgment, order, writ, decree, injunction, restraint, or award of any court, Governmental Entity or arbitrator, including without limitation cease-and-desist or other orders.

    (h) Absence of Certain Changes or Events. Except as disclosed in the Sierra SEC Documents filed prior to or subsequent to the date of this Agreement or in the audited consolidated balance sheets of Sierra and its Subsidiaries and the related consolidated statements of income, shareholders' equity and cash flows as of and for the period ended December 31, 1994 (the "Sierra 1994 Financials"), true and correct copies of which have been delivered to CII, or except as contemplated by this Agreement, since March 31, 1995, Sierra and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, and, as of the date of this Agreement, Sierra has not undergone or suffered any change in its financial condition, properties, business or results of operations which has been, individually or in the aggregate, materially adverse to Sierra and its Subsidiaries, taken as a whole.

    (i) Opinions of Financial Advisors. Sierra has received the opinion of Bear, Stearns & Co., dated the date hereof, to the effect that the financial terms of the Merger are fair to Sierra and its shareholders from a financial point of view. Sierra has delivered or will deliver, promptly after it receives the same, a true and complete copy of this opinion to CII.

    (j) Accounting Matters. Neither Sierra nor, to the best of its knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that would prevent Sierra from accounting for the business combination to be effected by the Merger as a pooling of interests.

    (k) Ownership of CII Common Stock. As of the date hereof, neither Sierra nor, to the best of its knowledge, any of its affiliates or associates, (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of CII, which in the aggregate, represent 10% or more of the outstanding shares of capital stock of CII entitled to vote generally in the election of directors.

    (l) Interim Operations of Sierra Sub. Sierra Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    (m) No Change in Capital Structure. There has been no material change in the information set forth in the second sentence of Section 3.2(b) between the close of business on June 9, 1995, and the date hereof.

    (n) Investment Company Act. Neither Sierra nor Sierra Sub is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

    (o) Representations Relating to Tax-Free Reorganization. Prior to and at the Effective Time, Sierra will be in "control" of Sierra Sub within the meaning of Section 368(c) of the Code and Sierra has no plan or intention to cause CII to issue additional shares of capital stock following the Effective Time that would result in Sierra losing "control" (as so defined) of CII; Sierra has no plan or intention to reacquire any of its stock issued pursuant to the Merger; Sierra has no plan or intention to liquidate CII, to merge CII with or into another corporation including Sierra or its affiliates, to sell, distribute or otherwise dispose of any of the capital stock of CII (other than a transfer of such stock to a corporation controlled by Sierra) or to cause CII to sell or otherwise dispose of any material amount of its assets, except for dispositions made in the ordinary course of business or payment of expenses, including payments to holders of CII Dissenting Shares, incurred by CII pursuant to the Merger; neither Sierra nor Sierra Sub is an "investment company" within the meaning of Section 368(a)(2)(F)(iii) of the Code; neither Sierra nor Sierra Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code; the liabilities of Sierra Sub assumed by CII and the liabilities to which the transferred assets of Sierra Sub are subject were incurred by Sierra Sub in the ordinary course of its business; following the Effective Time, Sierra shall cause CII to either continue the historic business of CII or use a significant portion of CII's historic business assets in a business; any amounts paid with respect to CII Dissenting Shares will be paid by CII solely from CII's pre-merger assets and without reimbursement therefor by Sierra or Sierra Sub; neither Sierra nor any affiliate of Sierra owns, or has owned during the past five (5) years, directly or indirectly, any shares of CII's capital stock or the right to acquire or vote any such shares; no shareholder of CII is acting as agent for Sierra in connection with the Merger or the approval thereof; other than as specifically provided in this Agreement, Sierra will not reimburse any shareholder of CII for CII's capital stock such shareholder may have purchased or for other obligations such shareholder may have incurred; no shares of Sierra Sub (or, following the Effective Time, CII) have been or will be used as consideration or issued to shareholders of CII pursuant to the Merger.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

  4.1. Covenants of CII. During the period from the date of this Agreement and continuing until the Effective Time, CII agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing and except with respect to employment and compensation arrangements entered into by CII):

    (a) Ordinary Course. CII and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

    (b) Dividends; Changes in Stock. CII shall not, nor shall it permit any of its Subsidiaries to, nor shall CII propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly-owned Subsidiary of CII or such Subsidiary, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of its capital stock.

    (c) Issuance of Securities. CII shall not, nor shall CII permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, or convertible securities, other than the issuance of CII Common Stock upon the exercise of outstanding stock options or stock grants under CII Stock Plans, and the conversion of CII Debentures in each case in accordance with their present terms.

    (d) Governing Documents. CII shall not amend nor shall it permit its Subsidiaries (except, with the consent of Sierra, to the extent required by relevant authorities to become admitted to engage in the insurance business in the jurisdictions in which CII and its Subsidiaries are currently admitted) to amend or propose to amend its Articles of Incorporation or By-laws.

    (e) No Solicitations. CII shall not, nor shall CII permit any of its Subsidiaries to, nor shall it authorize or permit any of its or their officers, directors or employees or any investment banker, financial advisor (including the persons named in Sections 3.1(u)), attorney, accountant or other representative retained by it or any of its Subsidiaries to, solicit or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal, or agree to or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. CII shall promptly advise Sierra orally and in writing of any such inquiries or proposals. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving CII or any subsidiary of CII or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, CII or any of its Insurance Subsidiaries other than the transactions contemplated by this Agreement. Nothing contained in this Section 4.1(e) or in any other provision of this Agreement shall, however, prohibit CII or its Board of Directors from (i) taking and disclosing to CII's shareholders a position with respect to a takeover proposal pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosures to CII's shareholders as are required under applicable law. Subject to compliance with the provisions of Section 7.1, nothing contained in this Section 4.1(e) shall prohibit the Board of Directors of CII from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes a bona fide unsolicited offer to acquire the Company pursuant to a merger, consolidation, tender offer, share exchange, business combination, stock or asset purchase or other similar transaction (a "Competing Offer") if: (A) the Board of Directors of CII, after consultation with and receiving the advice of its legal counsel and financial advisors, determines in good faith that such action is necessary or required for the Board of Directors of CII to comply with its fiduciary duties to CII's shareholders under applicable law, (B) before furnishing such information to, or entering into discussions or negotiations with, such person or entity, CII discloses to Sierra that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, which notice shall describe the terms thereof (but need not identify the person or entity making the offer), (C) prior to furnishing such information to such person or entity, CII receives from such person or entity an executed confidentiality agreement, with terms no less favorable to CII than those contained in the Confidentiality Agreement dated April 13, 1995, between Sierra and CII (the "Confidentiality Agreement"), and (D) CII keeps Sierra informed promptly of the status (including the terms, but any disclosure of terms shall be covered by the Confidentiality Agreement) of any such discussions or negotiations (provided that, CII shall not be required to disclose to Sierra confidential information concerning the business or operations of the person making the expression of interest). Subject to compliance with the provisions of Section 7.1 and the preceding sentence, the Board of Directors may approve and recommend to CII's shareholders a Competing Offer.

    (f) No Acquisitions. CII shall not, nor shall CII permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets in each case which are material, individually or in the aggregate, to CII or any such Subsidiary.

    (g) No Dispositions. Other than (i) the possible sale of InteLock, (ii) as may be required by law to consummate the transactions contemplated hereby or (iii) in the ordinary course of business consistent with prior practice, CII shall not, nor shall CII permit any of its Subsidiaries to, without the prior consent of Sierra, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to CII or any of its Subsidiaries taken as a whole. The transaction described in clause (i) above is not in contemplation of the Merger and the Merger is not dependent upon the consummation of such transaction.

    (h) Indebtedness. CII shall not, nor shall CII permit any of its Subsidiaries to, incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others other than (i) in each case in the ordinary course of business consistent with prior practice and (ii) refinancing of existing credit lines and borrowings thereunder.

    (i) Other Actions. CII shall not, nor shall CII permit any of its Subsidiaries to, take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Merger set forth in Article VI not being satisfied.

    (j) Advice of Changes; SEC Filings. CII shall confer with Sierra on a regular and frequent basis and report on operational matters and promptly advise Sierra of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on CII or any of its Subsidiaries. CII shall promptly provide Sierra (or its counsel) copies of all filings made by such party with any state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

    (k) Access to Information. Upon reasonable notice, CII shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Sierra, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, CII shall (and shall cause its Subsidiaries to) furnish promptly to Sierra (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, Sierra will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason Sierra shall promptly return all nonpublic documents obtained from CII or its Subsidiaries, and any copies made of such documents, to CII.

    (l) Affiliates. Prior to the Closing Date, CII shall deliver to Sierra a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of CII, "affiliates" of CII for purposes of Rule 145 under the Securities Act. CII shall use its best efforts to cause each such person to deliver to Sierra on or prior to the Closing Date a written agreement, substantially in the form attached as
  Exhibit 4.1(l) hereto.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  5.1. Preparation of S-4 and the Proxy Statement. Sierra and CII shall promptly prepare and file with the SEC the Proxy Statement and Sierra shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Sierra and CII shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Sierra shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Sierra Common Stock in the Merger and upon the exercise of CII Stock Options (as defined in Section 5.7), and CII shall furnish all information concerning CII and the holders of CII Common Stock as may be reasonably requested in connection with any such action.

  5.2. Letter of CII's Accountants. CII shall use its best efforts to cause to be delivered to Sierra a letter of BDO Siedman, CII's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to Sierra, in form and substance reasonably satisfactory to Sierra and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

  5.3. Meetings. CII and, if required, Sierra shall call a meeting of its respective shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and related matters. CII and Sierra Sub and, if a vote of Sierra's shareholders is required, Sierra will, through their respective Boards of Directors, subject to their fiduciary duties to their shareholders under applicable law, recommend to their respective shareholders approval of such matters. CII and Sierra shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof.

  5.4. Legal Conditions to Merger. Each of CII, Sierra and Sierra Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (including furnishing all information required under the HSR Act, in connection with the Approvals and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of CII, Sierra and Sierra Sub will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Sierra, CII or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

  5.5. Stock Exchange Listing. Sierra shall use all reasonable efforts to cause the shares of Sierra Common Stock to be issued in the Merger and the shares of Sierra Common Stock to be reserved for issuance upon exercise of CII Stock Options and upon conversion of CII Debentures to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

  5.6. Employee Benefit Plans. CII agrees to take all necessary steps at or prior to the Closing to terminate effective as of the Closing, the following Designated Plans (as disclosed on Schedule 3.1(o)): (i) the Profit Sharing Plan, (ii) the Supplemental Benefit Plan, (iii) the Supplemental Executive Retirement Plan, (iv) the Supplemental Senior Executive Retirement Plan, (v) the Employee Incentive Plan, (vi) the Stock Purchase Match Plan and (vii) the 1993 Stock Option Plan, the Supplemental Executive Retirement Plan, the Founders' Bonus Plan and the Phantom Stock Bonus Plan of InteLock. CII also agrees that, on or after the date of this Agreement, it will not issue any stock option or any other award pursuant to the 1988 Stock Option Plan, the 1989 Stock Option Plan, the 1991 Employee Stock Incentive Plan, the 1993 Employee Stock Incentive Plan, or the Non-Employee Directors Stock Option Plans. Sierra and CII agree that the remaining Designated Plans will continue subsequent to the Closing, but may be terminated at any time thereafter provided that at such time the employees of CII are either covered under a plan, if any, providing benefits of the same nature that is maintained by either Sierra or a Subsidiary for its employees or by a plan comparable to any such plan.

  5.7. Stock Options. (a) At the Effective Time, each outstanding option to purchase shares of CII Common Stock (a "CII Stock Option" or collectively, "CII Stock Options") issued pursuant to the 1988 Stock Option Plan, the 1989 Employee Incentive Stock Option Plan, the 1991 Employee Stock Incentive Plan, the 1993 Employee Stock Incentive Plan and the Non-Employee Director Stock Option Plans (collectively, the "CII Plans"), whether vested or unvested, shall be assumed by Sierra. Each CII Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such CII Stock Option, the same number of shares of Sierra Common Stock as the holder of such CII Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of CII Common Stock otherwise purchasable pursuant to such CII Stock Option divided by (z) the number of full shares of Sierra

Common Stock deemed purchasable pursuant to such CII Stock Option; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code.

  (b) As soon as practicable after the Effective Time, Sierra shall deliver to the holders of CII Stock Options appropriate notices setting forth such holders' rights pursuant to the respective CII Plans and the agreements evidencing the grants of such Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.7 after giving effect to the Merger). Sierra shall comply with the terms of the CII Plans and ensure, to the extent required by, and subject to the provisions of, such Plans, that CII Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time.

  (c) Sierra shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Sierra Common Stock for delivery upon exercise of CII Stock Options assumed in accordance with this Section 5.7. As soon as practicable after the Effective Time, Sierra shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Sierra Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Sierra shall administer CII Plans assumed pursuant to this Section
5.7 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable CII Plan complied with such rule prior to the Merger.

  5.8. Brokers or Finders. Each of Sierra and CII represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Vector Securities International, Inc. whose fees and expenses will be paid by CII in accordance with CII's agreement with such firm (copies of which have been delivered by CII to Sierra prior to the date of this Agreement), and Bear, Stearns & Co., whose fees and expenses will be paid by Sierra in accordance with Sierra's agreement with such firm (copies of which have been delivered by Sierra to CII prior to the date of this Agreement), and each of Sierra and CII respectively agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

  5.9. Access to Sierra Records. Upon reasonable notice, Sierra shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of CII, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Sierra shall (and shall cause its Subsidiaries to) furnish promptly to CII (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, CII will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason CII shall promptly return all nonpublic documents obtained from Sierra or its Subsidiaries, and any copies made of such documents, to Sierra.

  5.10. Employment Agreements. CII and Sierra shall, as of or prior to the Effective Time, enter into employment contracts with the persons set forth on
Exhibit 5.10(x) on substantially the terms set forth in the form of Employment Agreements agreed to as of the date hereof.

  5.11. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Sierra and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of CII or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Sierra, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer, director or employee of CII or any of its Subsidiaries, whether such Claim pertains to any matter or fact arising, existing or occurring at or prior to the Effective Time (including, without limitation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent CII would have been permitted under California law and its Articles of Incorporation and Bylaws to indemnify such person (and Sierra shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under such Articles of Incorporation or Bylaws, upon receipt of any undertaking required by such Articles of Incorporation, Bylaws or applicable law). Any Indemnified Party wishing to claim indemnification under this Section 5.11(a), upon learning of any Claim, shall notify Sierra (but the failure so to notify Sierra shall not relieve it from any liability which Sierra may have under this Section 5.11(a) except to the extent such failure prejudices Sierra) and shall deliver to Sierra any undertaking required by such Articles of Incorporation, Bylaws or applicable law. Sierra shall use its best efforts to assure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in CII's Articles of Incorporation and Bylaws, as in effect as of the date hereof, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), shall survive the Merger. The obligations of Sierra described in this Section 5.11(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; and provided further that nothing in this Section 5.11(a) shall be deemed to modify applicable California law regarding indemnification of former officers and directors. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

  (b) Sierra and the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by CII and its Subsidiaries (provided that Sierra and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including, the Effective Time, provided that, in the event that any Claim is asserted or made within such six-year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims, provided further that, Sierra shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Sierra for such insurance. Notwithstanding anything to the contrary contained elsewhere herein, Sierra's agreement set forth above shall be limited to cover claims only to the extent that those claims are not covered under CII's directors' and officers' insurance policies (or any substitute policies permitted by this Section 5.11(b)).

  (c) The obligations of Sierra and the Surviving Corporation under this
Section 5.11 are intended to benefit, and be enforceable against Sierra and the Surviving Corporation directly by, the Indemnified Parties, and shall be binding on all respective successors of Sierra and the Surviving Corporation.

  5.12. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of Sierra, if such vote is required, and of CII described in Section 6.1(a), including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, the Insurance Approvals and under the HSR Act, and including assumption by Sierra of the obligation to issue shares of Sierra Common Stock upon conversion of CII Debentures. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

  5.13. Pooling. Sierra and CII each agrees that it will not knowingly take any action which would have the effect of jeopardizing the treatment of the Merger as a "pooling-of-interests" for accounting purposes.

  5.14. No Actions Inconsistent With Tax-Free Reorganization. CII and each of its Subsidiaries, Sierra and Sierra Sub shall (and, following the Effective Time, Sierra shall cause the Surviving Corporation to) take no action with respect to the capital stock, assets or liabilities of the Surviving Corporation that would cause the Merger not to qualify as a "reorganization" within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

  6.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of a majority of the votes that the holders of the outstanding shares of CII Common Stock are entitled to cast and, if their approval is required, shall have been approved by the affirmative vote of the requisite number of holders of the outstanding shares of Sierra Common Stock. Not more than ten percent (10%) of the holders of the outstanding shares of CII Common Stock shall have delivered to CII written demands for appraisal of such shares prior to the taking of the vote by the shareholders of CII on the Merger.

    (b) NYSE Listing. The shares of Sierra Common Stock issuable to CII shareholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

    (c) Other Approvals. The filings provided for by Section 1.1, the Insurance Approvals and the State Takeover Approvals and all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the absence of which would have a material adverse effect on Sierra, the Surviving Corporation or any Subsidiary of CII shall have been filed, have occurred or been obtained.

    (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

    (f) Tax Returns. CII and its Subsidiaries shall have filed all necessary Returns (as defined in Section 3.1(t)(i)(B)) required to amend Returns previously filed by CII and its Subsidiaries for the Tax year ended December 31, 1991 with respect to an adjustment under Section 847 of the Code (and any other related provision), prior to the earlier of (i) the date that is three years from the day on which CII and its Subsidiaries filed their 1991 Tax Returns or
  (ii) the Closing Date, subject to the approval of Sierra, which shall not be unreasonably withheld, in order to properly reflect the taxable income of CII and its Subsidiaries.

    (g) Supplemental Indenture. Each of Surviving Corporation, CII, Sierra and the Trustee shall have executed and delivered a supplemental indenture pursuant to the provisions of the Indenture.

  6.2. Conditions of Obligations of Sierra and Sierra Sub. The obligations of Sierra and Sierra Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Sierra and Sierra Sub:

    (a) Representations and Warranties. The representations and warranties of CII set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Sierra shall have received a certificate signed on behalf of CII by the chief executive officer and by the chief financial officer of CII to such effect.

    (b) Performance of Obligations of CII. CII shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sierra shall have received a certificate signed on behalf of CII by the chief executive officer and by the chief financial officer of CII to such effect.

    (c) Letter from CII Affiliates. Sierra shall have received from each person named in the letter referred to in Section 4.1(l) an executed copy of an agreement substantially in the form of Exhibit 4.1(l) hereto.

    (d) Tax Opinion. The opinion of Morgan, Lewis & Bockius, counsel to Sierra, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Sierra, Sierra Sub and CII will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to shareholders of CII and, if their approval is required, to the shareholders of Sierra, shall not have been withdrawn or modified in any material respect.

    (e) Consents Under Agreements. CII shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of CII or any Subsidiary of CII under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Sierra, individually or in the aggregate, have a material adverse effect (x) on CII and its Subsidiaries taken as a whole or (y) on the Surviving Corporation and its Subsidiaries taken as a whole upon the consummation of the transactions contemplated hereby.

    (f) No Amendments to Resolutions. Neither the Board of Directors of CII nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors on June 12, 1995 (accurate and complete copies of which will be provided to Sierra) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

  6.3. Conditions of Obligations of CII. The obligation of CII to effect the Merger is subject to the satisfaction of the following conditions unless waived by CII:

    (a) Representations and Warranties. The representations and warranties of Sierra and Sierra Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and CII shall have received a certificate signed on behalf of Sierra by the Chief Executive Officer or the President or the Vice Chairman or and by the chief financial officer of Sierra to such effect.

    (b) Performance of Obligations of Sierra and Sierra Sub. Sierra and Sierra Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and CII shall have received a certificate signed on behalf of Sierra by the Chief Executive Officer or the President or the Vice Chairman and by the chief financial officer of Sierra to such effect.

    (c) Tax Opinion. The opinion of Gibson, Dunn & Crutcher, counsel to CII, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Sierra, Sierra Sub and CII will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to shareholders of CII and, if required, of Sierra, shall not have been withdrawn or modified in any material respect.

    (d) Consents Under Agreements. Sierra shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of CII, individually or in the aggregate, have a material adverse effect on Sierra and its Subsidiaries, taken as a whole, or upon the consummation of the transactions contemplated hereby.

    (e) No Amendments to Resolutions. Neither the Board of Directors of Sierra nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by the Board of Directors at a meeting duly called and held on June 12, 1995 (accurate and complete copies of which will be provided to CII), and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

  7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of CII or, if their approval is required, by the shareholders of Sierra:

    (a) by mutual consent of Sierra and CII;

    (b) by either Sierra or CII if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable;

    (c) by either Sierra or CII if the Merger shall not have been consummated before December 31, 1995;

    (d) by either Sierra or CII if any required approval of the shareholders of CII or of Sierra shall not have been obtained by reason of the failure to obtain the required affirmative vote at a duly held meeting of shareholders or at any adjournment thereof;

    (e) by CII, if the Board of Directors of CII shall have adopted and recommended a Competing Offer to its shareholders; or

    (f) by Sierra, if (i) the Board of Directors of CII withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Sierra or Sierra Sub or shall have resolved to do so, or (ii) the Board of Directors of CII shall have recommended to the shareholders of CII any Competing Transaction or resolved to do so, or (iii) a tender offer or exchange offer for ten percent or more of the outstanding shares of capital stock of CII is commenced, and the Board of Directors of CII, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders.

  For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving CII or any of its Subsidiaries (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent or more of the assets of CII and its Subsidiaries, taken as a whole, in a single transaction; (iii) any tender offer or exchange offer for ten percent or more of the outstanding shares of capital stock of CII or the filing of a registration statement under the Securities Act in connection therewith; (iv) any solicitation of proxies in opposition to approval by CII's shareholders of the Merger; (v) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, ten percent or more of the then outstanding shares of capital stock of CII; or (vi) any agreement to, or public announcement by CII of a proposal, plan or intention to, do, facilitate (including by way of providing information) or recommend any of the foregoing.

  7.2. Effect of Termination. In the event of termination of this Agreement by either CII or Sierra as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Sierra, Sierra Sub or CII or their respective officers or directors except (y) with respect to the last sentence of Section 4.1(k) and 5.9, and Sections 7.5 and 5.8, and (z) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement except as provided in Section 8.7.

  7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of CII or, if their approval is required, the shareholders of Sierra, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  7.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

  7.5. Fees and Expenses. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, and, in connection therewith, each of Sierra and CII shall pay, with its own funds and not with funds provided by the other party, any and all property or transfer taxes imposed on such party or any real property tax imposed by State of California on any holder of shares in such party resulting from the Merger, except that expenses incurred in connection with printing and mailing the Proxy Statement and the S-4 shall be shared equally by Sierra and CII.

  (b) CII agrees that (i) if CII shall terminate this Agreement pursuant to
Section 7.1(e), or (ii) if Sierra or CII shall terminate this Agreement pursuant to Section 7.1(d) due to the failure of CII's shareholders to approve and adopt this Agreement, and (A) at the time of such failure so to approve and adopt this Agreement there shall exist a Competing Transaction and (B) prior to such failure so to approve and adopt this Agreement the Board of Directors of CII shall have withdrawn, modified or changed its recommendation of the Agreement or the Merger in a manner adverse to Sierra and Sierra Sub, or shall have resolved to do any of the foregoing, or shall have recommended to the shareholders of CII any Competing Transaction or shall have resolved to do so, or (iii) if Sierra terminates this Agreement pursuant to Section 7.1(f), then on the Payment Date (as defined below), CII shall pay to Sierra an amount equal to $5,000,000 plus all of Sierra's Expenses, including Sierra's share of the Expenses described in Section 7.5(a), which sum CII and Sierra agree is reasonable under the circumstances since it would be impracticable and extremely difficult to fix the actual damage to Sierra in the case of such a termination. For purposes of this
Section 7.5(b), the "Payment Date" is the date 10 days following the earliest of the following to occur: (1) the closing of any transaction resulting from a Competing Transaction, (2) the date as of which CII publicly announces that the Competing Transaction will not proceed, and (3) the date twelve months following a termination of this Agreement by Sierra or CII giving rise to payment under this Section 7.5(b). CII shall not be obligated to pay the amounts set forth in the first sentence of this Section 7.5(b) if CII terminates this Agreement pursuant to Section 7.1(b) or 7.1(c) due to the failure of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied (unless the condition that is not satisfied is the condition set forth in Section 6.1(a) and the events set forth in sub-clauses (A) and (B) of clause (i) of this Section 7.5(b) have occurred).

  (c) CII and Sierra each agree that (i) the payment provided for in Section 7.5(b) shall be the sole and exclusive remedy of Sierra upon any termination of this Agreement as described in Section 7.5(b) and such remedies shall be limited to the sum stipulated in Section 7.5(b) regardless of the circumstances (including willful or deliberate conduct) giving rise to such termination, and
(ii) with respect to any termination of this Agreement pursuant to Section 7.1(b) as a direct result of a material, intentional breach by a party of any of its representations, warranties, covenants or agreements contained in this Agreement, all remedies available to the other party either in law or equity shall be preserved and survive the termination of this Agreement.

  (d) Any payment required to be made pursuant to Section 7.5(b) shall be made to Sierra not later than two business days after delivery to CII of notice of demand for payment and an itemization setting forth in reasonable detail all Expenses of Sierra (which itemization maybe supplemented and updated from time to time by Sierra until the 60th day after Sierra delivers such notice of demand for payment), and shall be made by wire transfer of immediately available funds to an account designated by Sierra in the notice of demand for payment delivered pursuant to this Section 7.5(d).

                                  ARTICLE VIII

                               GENERAL PROVISIONS

  8.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 2.1, 2.2, 5.6 through 5.12, the last sentence of Section 7.3 and Article VIII, 7.5 and the agreements of the "affiliates" of CII delivered pursuant to Section 4.1(l).

  8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Sierra or Sierra Sub, to

      Sierra Health Services, Inc.

                or

      Health Acquisition Corp. 2724 North Tenaya Way
      Las Vegas, NV 89128 Telecopy No. (702) 242-7915 Attention: Anthony M. Marlon, M.D.
                  Chairman of the Board and
                  Chief Executive Officer
      with a copy to

      Stephen P. Farrell, Esq.
      Morgan, Lewis & Bockius
      101 Park Avenue
      New York, N.Y. 10178
      Telecopy No. (212) 309-6273

      and

    (b) if to CII, to

      CII Financial, Inc.
      5627 Gibraltar Drive
      P.O. Box 9025
      Pleasanton, CA 94588
      Telecopy No. (510) 460-8538
      Attention:  Joseph G. Havlick
                  Chairman, President and
                  Chief Executive Officer

      with a copy to

      Richard A. Strong, Esq.
      Gibson, Dunn & Crutcher
      333 South Grand Avenue
      Los Angeles, CA 90071-3197
      Telecopy No. (213) 229-7520

  8.3. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth on the last page of this Agreement.

  8.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  8.5. Entire Agreement; No Third Party Beneficiaries; Rights of
Ownership. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) except as provided in Section 5.7, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that, except as hereinafter agreed to in writing, no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

  8.6. Governing Law. This Agreement, the transactions contemplated hereby and the rights of the parties hereunder and under statutory and common law with respect to the transactions contemplated hereby shall be governed and construed in accordance with the laws of the State of California.

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

  8.7. No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

  8.8. Publicity. Except as otherwise required by law or the rules of the NYSE and the American Stock Exchange, so long as this Agreement is in effect, neither CII nor Sierra shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without reviewing the same with the other party.

  8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sierra Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Sierra or to any direct or indirect wholly owned Subsidiary of Sierra. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  IN WITNESS WHEREOF, Sierra, Sierra Sub and CII have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of June 12, 1995.

                                          Sierra Health Services, Inc.

                                                   /s/ Erin E. MacDonald
                                          By __________________________________
                                                     ERIN E. MACDONALD
                                                         PRESIDENT

Attest:

        /s/ Frank E. Collins
_____________________________________
          FRANK E. COLLINS
              SECRETARY

                                          Health Acquisition Corp.

                                                   /s/ Erin E. MacDonald
                                          By __________________________________
                                                     ERIN E. MACDONALD
                                                         PRESIDENT

Attest:

        /s/ Frank E. Collins
_____________________________________
          FRANK E. COLLINS
              SECRETARY

                                          CII Financial, Inc.

                                                   /s/ Joseph G. Havlick
                                          By __________________________________
                                                     JOSEPH G. HAVLICK
                                                  CHAIRMAN OF THE BOARD,
                                                CHIEF EXECUTIVE OFFICER AND
                                                         PRESIDENT

Attest:

        /s/ Richard E. Dobson
_____________________________________
          RICHARD E. DOBSON
              SECRETARY

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